As filed with the Securities and Exchange Commission on December 23, 2019

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement under The Securities Act of 1933

VERB TECHNOLOGY COMPANY, INC.

(Exact name of registrant as specified in its charter)

Nevada	90-1118043
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2210 Newport Boulevard, Suite 200

Newport Beach, California 92663

(Address of Principal Executive Offices including Zip Code)

VERB TECHNOLOGY COMPANY, INC.

2019 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Rory J. Cutaia

Chairman of the Board, Chief Executive Officer, President, and Secretary

2210 Newport Boulevard, Suite 200

Newport Beach, California 92663

(Name and address of agent for service)

(855) 250-2300

(Telephone Number, including area code, of agent for service)

With copies to:

Randolf W. Katz

Baker & Hostetler LLP

600 Anton Boulevard, Suite 900

Costa Mesa, California 92626

(714) 966-8807

Alissa K. Lugo

Baker & Hostetler LLP

200 S. Orange Avenue, Suite 2300

Orlando, Florida 32801

(407) 649-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark, if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.0001 par value	8,000,000	$1.49	$11,920,000	$1,547.22

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of securities registered under this Registration Statement on Form S-8 (this “Registration Statement”) shall include an indeterminate number of shares of common stock, $0.0001 par value (the “Common Stock”), that may become issuable as a result of any stock split, stock dividend, reclassification, recapitalization, “spin-off,” or other similar transaction pursuant to the anti-dilution provisions of the Verb Technology Company, Inc. 2019 Omnibus Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to the provisions of Rule 457(c) and (h) promulgated under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on December 18, 2019.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, of Form S-8 will be delivered to the participants of the 2019 Omnibus Incentive Plan (the “Plan”) of Verb Technology Company, Inc. (the “Company,” the “Registrant,” “we,” “our,” or “us”), in accordance with this Registration Statement on Form S-8 (this “Registration Statement”) and Rule 428 of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports, proxy statements, and other information with the Commission. We incorporate by reference into this Registration Statement the documents listed below:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 7, 2019;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 15, 2019;

(c)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 14, 2019;

(d)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Commission on November 14, 2019;

(e)	our Current Reports on Form 8-K filed with the Commission on February 4, 2019, February 5, 2019, February 21, 2019, April 5, 2019, April 12, 2019, April 17, 2019, and November 1, 2019;

(f)	the description of our Common Stock contained in our Registration Statement on Form 8-A, dated March 12, 2019, including any amendment or report filed for the purpose of updating such description;

(g)	all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have obtained insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the NRS.

In addition, our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”) generally eliminates director and officer liability or any act or failure to act in his or her capacity as a director or officer. Our Bylaws provide that we must advance expenses incurred, or reasonably expected to be incurred, within three (3) months of any proceeding to which the indemnitee was or is a party or is otherwise involved by reason of the fact that he or she was serving or acting in a covered capacity. An indemnitee is entitled to advances, to the fullest extent permitted by applicable law, solely upon the execution and delivery to us of an undertaking providing that the indemnitee agrees to repay the advance to the extent it is ultimately determined that he or she was not entitled to be indemnified by us under the provisions of the Bylaws, the Articles of Incorporation, or an agreement between us and the indemnitee.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Document

4.1	Articles of Incorporation as filed with the Secretary of State of the State of Nevada on November 27, 2012, which were filed as Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 333-187782) filed with the Commission on April 8, 2013, and is incorporated herein by reference thereto.

4.2	Amended and Restated Bylaws of Verb Technology Company, Inc., which were filed as Exhibit 3.12 to our Current Report on Form 8-K filed with the Commission on November 1, 2019, and are incorporated herein by reference thereto.

4.3	Certificate of Change as filed with the Secretary of State of the State of Nevada on October 6, 2014, which was filed as Exhibit 3.3 to our Current Report on Form 8-K filed with the Commission on October 22, 2014, and is incorporated herein by reference thereto.

4.4	Articles of Merger as filed with the Secretary of State of the State of Nevada on October 6, 2014, which were filed as Exhibit 3.4 to our Current Report on Form 8-K filed with the Commission on October 22, 2014, and is incorporated herein by reference thereto.

4.5	Articles of Merger as filed with the Secretary of State of the State of Nevada on April 4, 2017, which were filed as Exhibit 3.5 to our Current Report on Form 8-K filed with the Commission on April 24, 2017, and is incorporated herein by reference thereto.

4.6	Certificate of Correction as filed with the Secretary of State of the State of Nevada on April 17, 2017, which was filed as Exhibit 3.6 to our Current Report on Form 8-K filed with the Commission on April 24, 2017, and is incorporated herein by reference thereto.

4.7	Certificate of Change as filed with the Secretary of State of the State of Nevada on February 1, 2019, which was filed as Exhibit 3.7 to our Annual Report on Form 10-K filed with the Commission on February 7, 2019, and is incorporated herein by reference thereto.

4.8	Articles of Merger as filed with the Secretary of State of the State of Nevada on January 31, 2019, which were filed as Exhibit 3.8 to our Annual Report on Form 10-K filed with the Commission on February 7, 2019, and is incorporated herein by reference thereto.

4.9	Certificate of Correction as filed with the Secretary of State of the State of Nevada on February 22, 2019, which was filed as Exhibit 3.9 to Amendment No. 4 our Registration Statement on Form S-1 (File No. 333-226840) filed with the Commission on March 14, 2019, and is incorporated herein by reference thereto.

4.10	Articles of Merger of Sound Concepts, Inc. with and into NF Merger Sub, Inc. as filed with the Utah Division of Corporations and Commercial Code on April 12, 2019, which were filed as Exhibit 3.10 to our Quarterly Report on Form 10-Q filed with the Commission on May 15, 2019, and is incorporated herein by reference thereto.

4.11	Statement of Merger of Verb Direct, Inc., a Utah corporation with and into NF Acquisition Company, LLC as filed with the Utah Division of Corporations and Commercial Code on April 12, 2019, which was filed as Exhibit 3.11 to our Quarterly Report on Form 10-Q filed with the Commission on May 15, 2019, and is incorporated herein by reference thereto.

4.12	Certificate of Designation of Rights, Preferences, and Restrictions of Series A Convertible Preferred Stock as filed with the Secretary of State of the State of Nevada on August 12, 2019, which was filed as Exhibit 3.12 to our Quarterly Report on Form 10-Q filed with the Commission on August 14, 2019, and is incorporated herein by reference thereto.

4.13	Verb Technology Company, Inc. 2019 Omnibus Incentive Plan (filed herewith).

5.1	Legal Opinion of Baker & Hostetler LLP, counsel to the Company (filed herewith).

23.1	Consent of Weinberg & Company, P.A., Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Weinberg & Company, P.A., Independent Registered Public Accounting Firm (filed herewith).

23.3	Consent of Baker & Hostetler LLP, counsel to the Company (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 23rd day of December, 2019.

VERB TECHNOLOGY COMPANY, INC.

By:	/s/ Rory J. Cutaia
Rory J. Cutaia
Chairman of the Board, Chief Executive Officer, President, and Secretary

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Rory J. Cutaia, as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rory J. Cutaia	Chairman of the Board,	December 23, 2019
Rory J. Cutaia	Chief Executive Officer, President, and Secretary (Principal Executive Officer)

/s/ Jeffrey R. Clayborne	Chief Financial Officer	December 23, 2019
Jeffrey R. Clayborne	(Principal Financial and Accounting Officer)

/s/ James P. Geiskopf	Lead Director	December 23, 2019
James P. Geiskopf

/s/ Phillip J. Bond	Director	December 23, 2019
Phillip J. Bond

/s/ Kenneth S. Cragun	Director	December 23, 2019
Kenneth S. Cragun

/s/ Judith Hammerschmidt	Director	December 23, 2019
Judith Hammerschmidt

/s/ Nancy Heinen	Director	December 23, 2019
Nancy Heinen